Exhibit 99.1

ContraVir Reports Positive Data from Phase 1b Study of CMX157

EDISON, N.J., Aug. 2, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced positive top-line results from a recently completed Phase 1b multiple ascending dose clinical safety study of CMX157, ContraVir’s novel, highly potent lipid conjugate of tenofovir in development for treating hepatitis B (HBV) infection.

Data from the Phase 1b study demonstrate that CMX157 was safe and well tolerated by healthy volunteers in all five dosing groups, receiving up to 100 mg orally per day. In addition to demonstrating an excellent safety profile in volunteers, plasma levels of CMX157 and tenofovir showed a favorable, dose-dependent pharmacokinetic profile. Consistent with the liver-targeted character of this prodrug, CMX157 rapidly disappeared from the circulation, with a half-life ranging from 1-2 hours, while plasma tenofovir levels remained low. There was no evidence of accumulation of either CMX157 or tenofovir in this 14-day study. These pharmacokinetic results are consistent with the anticipated improved safety profile of CMX157 compared to tenofovir disoproxil fumarate (TDF, Gilead’s Viread®).

“With the completion of our Phase 1b study, we have confirmed that CMX157 is safe and well tolerated at doses up to 100 mg per day, adding to its robust clinical safety profile,” said James Sapirstein, CEO of ContraVir.  “We’ve also demonstrated a human pharmacokinetic profile that is consistent with our expectations and potentially predictive of antiviral activity.  We are looking forward to confirming these important attributes of CMX157 in our ongoing head-to-head Phase 2a study.”

Taken together with CMX157’s potent in vitro anti-HBV activity, the results from this Phase 1b trial support continued dosing of CMX157 in ContraVir’s ongoing 28-day Phase 2a study.  This head-to-head clinical study is expected to show favorable safety and pharmacokinetic results in HBV-infected patients, and evaluate the antiviral activity of CMX157 compared to Viread.  The study is investigating low doses of CMX157 (up to 100 mg per day), which is anticipated to deliver lower blood levels of tenofovir compared with TDF (dosed at a standard 300 mg per day).  These lower doses of CMX157 are anticipated to result in equal, or better, antiviral efficacy than TDF, but demonstrate potentially fewer treatment-related side effects.

The Phase 2a multiple ascending dose clinical trial will enroll 60 treatment-naïve patients with chronic HBV infection to compare CMX157 to TDF.  The sequential dose escalation consists of 10 patients per cohort receiving four weeks of a once-daily dose of either 5, 10, 25, 50 or 100 mg of CMX157, and two patients per cohort receiving 300 mg of TDF, the standard dose of Viread®.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV.  ContraVir is also developing FV-100, an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686